                                                                    Exhibit 23.1

                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) of Unisys Corporation related to the merger of Unisys Corporation and PulsePoint Communications and to the incorporation by reference therein of our report dated January 14, 1999 (except for the fourth paragraph of Note 16 as to which the date is January 21, 1999), with respect to the consolidated financial statements of Unisys Corporation, as amended, incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Forms 10-K/A dated June 28, 1999 and July 14, 1999, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Ernst & Young LLP

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 26, 1999